Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports First Quarter 2015 Financial Results;

Announces Expanded Credit Facility and Common Stock Split

ELKHART, IN – April 30, 2015 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”), and industrial markets, today reported its financial results for the first quarter ended March 29, 2015. The Company also announced that it has expanded its existing credit facility to $250 million, while extending its maturity to 2020, and declared a 3-for-2 common stock split.

First Quarter 2015 Financial Results

Net sales for the first quarter of 2015 increased $53.3 million or 31.3%, to $223.4 million from $170.1 million in the same quarter of 2014. The increase was primarily attributable to a 35% increase in the Company’s revenue from the RV industry, which represented 78% of the Company’s first quarter 2015 sales. Sales to the MH industry increased 18% and sales to the industrial markets increased 23%. According to industry sources, RV industry wholesale unit shipments increased approximately 8% in the first quarter of 2015 compared to the first quarter of 2014. Additionally, the Company estimates that wholesale unit shipments in the MH industry, which represented approximately 12% of first quarter 2015 sales, rose approximately 11% from the first quarter of 2014. The industrial market sector, which is primarily tied to the residential housing, and commercial and retail fixtures markets, accounted for 10% of the Company’s first quarter 2015 sales. According to industry sources, new housing starts in the first quarter of 2015 compared to the prior year increased approximately 4%.

The Company estimates its organic growth in the first quarter of 2015 at approximately 9%, or $15.5 million of its total revenue increase. The remaining $37.8 million of the revenue increase in the first quarter of 2015 reflects the contribution of the acquisition of Better Way Partners, LLC d/b/a Better Way Products (“Better Way”) completed in February 2015, as well as the contribution of the acquisitions completed in 2014: Precision Painting, Inc., Carrera Custom Painting, Inc., Millennium Paint, Inc., and TDM Transport, Inc. (collectively, “Precision”) in June 2014; Foremost Fabricators, LLC in June 2014; PolyDyn3 LLC in September 2014; and Charleston Corporation in November 2014.

The Company’s RV content per unit (on a trailing twelve-month basis) for the first quarter of 2015 increased approximately 19% to $1,629 from $1,364 for the first quarter of 2014. The MH content per unit (on a trailing twelve-month basis) for the first quarter of 2015 increased approximately 8% to an estimated $1,723 from $1,599 for the first quarter of 2014.

Patrick reported operating income of $15.6 million in the first quarter of 2015, an increase of $3.8 million or 32.3%, from the $11.8 million reported in the first quarter of 2014. Net income in the first quarter of 2015 increased 32.7% to $9.2 million from $6.9 million in the first quarter of 2014. Net income per diluted share increased 39.1% to $0.89 from $0.64 per diluted share in the comparable periods.

Patrick’s total assets increased $67.7 million to $323.3 million at March 29, 2015, from $255.6 million at December 31, 2014, primarily reflecting seasonality, overall growth, and the addition of acquisition-related assets. Total debt outstanding at March 29, 2015, increased $48.7 million to $149.8 million from $101.1 million at December 31, 2014, reflecting the funding of the Better Way acquisition, stock repurchases, increased working capital needs, and capital expenditures, net of debt reduction.

As previously announced, on February 17, 2015, the Company’s Board of Directors authorized an increase in the amount of the Company’s common stock that may be acquired under its existing stock buyback program over the following 12 months to $20.0 million. In the first quarter of 2015, the Company repurchased 130,500 shares of its common stock at an average price of $43.29 per share for a total cost of approximately $5.7 million. Since the inception of the stock repurchase program in February 2013 through March 29, 2015, the Company has repurchased in the aggregate 882,580 shares at an average price of $29.07 per share for a total cost of approximately $25.7 million.

Todd Cleveland, President and Chief Executive Officer, said, “We are pleased with our first quarter revenue and profitability growth that is attributable to a solid start to the year in all three market sectors. The RV industry began the year strong as expected, continuing the strength in order rates experienced in the fourth quarter of 2014 that exceeded typical seasonal patterns. We believe that this changing seasonal pattern reflected the OEMs’ goal to mitigate potential weather and transportation delays in the first quarter of 2015 in anticipation of expected retail demand following the strong dealer show season in the third and fourth quarters of 2014, while also better balancing their production schedules in order to maintain efficiencies. Overall OEM and dealer sentiment in the RV industry remains positive as we head into the height of the selling season in anticipation of strong retail traffic on dealer lots and expected continued year over year growth. Additionally, the MH industry appears to be gaining modest strength as expected, and both our MH and industrial businesses continue to outperform the markets.”

Expanded Credit Facility

On April 28, 2015, the Company amended its existing credit agreement to expand its senior secured credit facility to $250 million and extend its maturity to 2020 (the “2015 Credit Facility”). The 2015 Credit Facility is comprised of a $175 million revolving credit loan and a $75 million term loan, and includes five banking partners with Wells Fargo Bank, National Association, as the Administrative Agent and a lender (“Wells Fargo”), and Fifth-Third Bank (“Fifth-Third”), Key Bank National Association (“Key Bank”), Bank of America, N.A. (“B of A”), and Lake City Bank (“Lake City”) as participants (collectively, the “Lenders”). Originally established in 2012 as an $80 million revolving senior secured credit facility and subsequently expanded in stages to $185 million, the credit facility was previously scheduled to mature in October 2017.

"We are excited to have entered into this amended and restated credit agreement which provides increased availability, liquidity, and future capacity, as well as a strong financing platform to support the Company’s long-term strategic initiatives, our organic and acquisition-related growth objectives, and our ongoing working capital requirements. In addition, we look forward to further solidifying our continued partnership with Wells Fargo, Fifth-Third, and Key Bank and working with our new banking partners, B of A and Lake City, as we continue to execute on our strategic plan," stated Mr. Cleveland.

Common Stock Split

On April 27, 2015, the Company’s Board of Directors declared a 3-for-2 stock split, to be effected in the form of a stock dividend, payable in the form of one share of common stock for every two shares of the Company’s common stock held. The split is effective for shareholders of record as of May 15, 2015 and will be payable on May 29, 2015.

“In anticipation of the continued growth in all three of our end markets supported by positive demographics, trends, sentiment and consumer confidence, we continue to be optimistic about the future, and our ability to propel the organization forward and drive shareholder value. We expect to continue to make targeted capital investments to support our new business initiatives, all guided by the parameters of our organizational strategic agenda and driven by the dedication and creativity of our more than 3,500 team members. We will maintain our balanced approach to leveraging our operating platform with the goal of broadening our sales and innovation efforts and strengthening existing and future customer relationships,” said Mr. Cleveland. “As we move through the remainder of 2015, we are excited about, and remain focused on, gaining market share, new product introductions and product line extensions, strategic acquisitions in our existing businesses and similar markets, maximizing efficiencies to support our long-term strategic growth initiatives, and increasing brand recognition.”

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its first quarter 2015 earnings conference call that can be accessed on the Company’s website, www.patrickind.com under “Investor Relations,” on Thursday, April 30, 2015 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FIRST QUARTER
	ENDED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	Mar. 29,	Mar. 30,
(Unaudited)	2015	2014

NET SALES	$223,388	$170,150
Cost of goods sold	187,994	143,003
Gross profit	35,394	27,147

Operating Expenses:
Warehouse and delivery	6,659	6,112
Selling, general and administrative	11,519	8,500
Amortization of intangible assets	1,659	787
Gain on sale of fixed assets	(6)	(13)
Total operating expenses	19,831	15,386

OPERATING INCOME	15,563	11,761
Interest expense, net	804	549
Income before income taxes	14,759	11,212
Income taxes	5,609	4,316
NET INCOME	$9,150	$6,896

BASIC NET INCOME PER COMMON SHARE	$0.90	$0.64

DILUTED NET INCOME PER COMMON SHARE	$0.89	$0.64

Weighted average shares outstanding - Basic	10,218	10,702
- Diluted	10,318	10,815

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Mar. 29,	Dec. 31,
(Unaudited)	2015	2014

CURRENT ASSETS
Cash and cash equivalents	$69	$123
Trade receivables, net	68,718	32,637
Inventories	74,284	71,020
Deferred tax assets	3,654	4,563
Prepaid expenses and other	2,648	6,453
Total current assets	149,373	114,796

Property, plant and equipment, net	60,831	57,353
Goodwill and other intangible assets, net	110,963	81,174
Deferred financing costs, net	956	1,024
Other non-current assets	1,198	1,214
TOTAL ASSETS	$323,321	$255,561

CURRENT LIABILITIES
Accounts payable	$43,506	$29,754
Accrued liabilities	15,916	15,388
Total current liabilities	59,422	45,142

Long-term debt	149,759	101,054
Deferred compensation and other	2,213	2,239
Deferred tax liabilities	3,790	4,358
TOTAL LIABILITIES	215,184	152,793

SHAREHOLDERS’ EQUITY	108,137	102,768
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$323,321	$255,561